                                                                   Exhibit 10(8)

================================================================================

                                 $500,000,000


                               CREDIT AGREEMENT


                                     AMONG


                       GREEN TREE FINANCIAL CORPORATION,


                                 as Borrower,


                           THE LENDERS NAMED HEREIN


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,


                            as Administrative Agent



                                  DATED AS OF


                                April 16, 1996


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE DEFINITIONS........................................................    1

ARTICLE II THE FACILITY                                                       15
  2.1.   The Facility......................................................   15
     2.1.1.    Description of Facility.....................................   15
     2.1.2.    Facility Amount.............................................   16
     2.1.3.    Availability of Facility....................................   16
  2.2.   Ratable Advances..................................................   16
     2.2.1.    Ratable Advances............................................   16
     2.2.2     Ratable Advance Rate Options................................   16
     2.2.3.    Method of Selecting Types and Interest Periods for
         Ratable Advances..................................................   16
     2.2.4.    Conversion and Continuation of Outstanding
         Ratable Advances..................................................   17
  2.3.   Competitive Bid Advances..........................................   18
     2.3.1.    Competitive Bid Option......................................   18
     2.3.2.    Competitive Bid Quote Request...............................   18
     2.3.3.    Invitation for Competitive Bid Quotes.......................   19
     2.3.4.    Submission and Contents of Competitive Bid
         Quotes............................................................   19
     2.3.5.    Notice to Borrower..........................................   20
     2.3.6.    Acceptance and Notice by Borrower...........................   20
     2.3.7.    Allocation by Administrative Agent..........................   21
  2.4.   Swing Line Advances...............................................   21
  2.5.   Availability of Funds.............................................   23
  2.6.   Facility Fee; Utilization Fee; Reductions in Aggregate
         Commitment........................................................   24
  2.7.   Minimum Amount of Each Advance....................................   24
  2.8.   Optional Principal Payments.......................................   24
  2.9.   Mandatory Prepayments.............................................   25
  2.10.  Changes in Interest Rate, etc.....................................   25
  2.11.  Rates Applicable After Default....................................   25
  2.12.  Method of Payment.................................................   25
  2.13.  Notes; Telephonic Notices.........................................   25
  2.14.  Interest Payment Dates; Interest and Fee Basis....................   26
  2.15.  Notification of Advances, Interest Rates, Prepayments
         and Commitment Reductions.........................................   26
  2.16.  Lending Installations.............................................   26
  2.17.  Non-Receipt of Funds by the Administrative Agent..................   27
  2.18.  Taxes.............................................................   27
  2.19.  Administrative Agent's Fees.......................................   28

ARTICLE III CHANGE IN CIRCUMSTANCES........................................   28
  3.1.   Yield Protection..................................................   28
  3.2.   Changes in Capital Adequacy Regulations...........................   29
  3.3.   Availability of Types of Advances.................................   30
  3.4.   Funding Indemnification...........................................   30
  3.5.   Lender Statements; Survival of Indemnity..........................   30

ARTICLE IV CONDITIONS PRECEDENT............................................   30
  4.1.   Initial Loans.....................................................   30
  4.2.   Each Future Advance...............................................   32

ARTICLE V REPRESENTATIONS AND WARRANTIES...............................   32
         5.1.  Corporate Existence and Standing........................   32
         5.2.  Authorization and Validity..............................   32
         5.3.  Compliance with Laws and Contracts......................   33
         5.4.  Governmental Consents...................................   33
         5.5.  Financial Statements....................................   33
         5.6.  Material Adverse Change.................................   34
         5.7.  Taxes...................................................   34
         5.8.  Litigation and Contingent Obligations...................   34
         5.9.  Subsidiaries............................................   34
        5.10.  ERISA...................................................   34
        5.11.  Defaults................................................   35
        5.12.  Federal Reserve Regulations.............................   35
        5.13.  Investment Company......................................   35
        5.14.  Disclosure..............................................   35

ARTICLE VI COVENANTS...................................................   36
         6.1.  Financial Reporting.....................................   36
         6.2.  Use of Proceeds.........................................   37
         6.3.  Notice of Default.......................................   37
         6.4.  Conduct of Business.....................................   37
         6.5.  Taxes...................................................   37
         6.6.  Compliance with Laws....................................   37
         6.7.  Maintenance of Properties...............................   37
         6.8.  Inspection..............................................   38
         6.9.  Mergers, Sales of Assets, etc...........................   38
        6.10.  Liens...................................................   39
        6.11.  Inconsistent Agreements.................................   40
        6.12.  Financial Covenants.....................................   41
           6.12.1.  Net Worth..........................................   41
           6.12.2.  Fixed Charge Coverage Ratio........................   41
           6.12.3.  Debt to Equity Ratio...............................   41

ARTICLE VII DEFAULTS...................................................   41

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES............   42
         8.1.  Acceleration............................................   42
         8.2.  Amendments..............................................   43
         8.3.  Preservation of Rights..................................   43

ARTICLE IX GENERAL PROVISIONS..........................................   44
         9.1.  Survival of Representations.............................   44
         9.2.  Governmental Regulation.................................   44
         9.3.  Taxes...................................................   44
         9.4.  Headings................................................   44
         9.5.  Entire Agreement........................................   44
         9.6.  Several Obligations; Benefits of this Agreement.........   44
         9.7.  Expenses; Indemnification...............................   44
         9.8.  Numbers of Documents....................................   45
         9.9.  Accounting..............................................   45
        9.10.  Severability of Provisions..............................   45
        9.11.  Nonliability of Lenders.................................   45
        9.12.  CHOICE OF LAW...........................................   46
        9.13.  CONSENT TO JURISDICTION.................................   46
        9.14.  WAIVER OF JURY TRIAL....................................   46


  9.15.  Disclosure................................................. 46
  9.16.  Counterparts............................................... 47

ARTICLE X

  THE ADMINISTRATIVE AGENT.......................................... 47
  10.1.  Appointment................................................ 47
  10.2.  Powers..................................................... 47
  10.3.  General Immunity........................................... 47
  10.4.  No Responsibility for Loans, Recitals, etc................. 47
  10.5.  Action on Instructions of Lenders.......................... 47
  10.6.  Employment of Agents and Counsel........................... 48
  10.7.  Reliance on Documents; Counsel............................. 48
  10.8.  Administrative Agent's Reimbursement and Indemnification... 48
  10.9.  Notice of Default.......................................... 48
  10.10. Rights as a Lender......................................... 49
  10.11. Lender Credit Decision..................................... 49
  10.12. Successor Administrative Agent............................. 49
  10.13. Co-Agents.................................................. 50

ARTICLE XI SETOFF; RATABLE PAYMENTS................................. 50
  11.1.  Setoff..................................................... 50
  11.2.  Ratable Payments........................................... 50

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS....... 50
  12.1.  Successors and Assigns..................................... 50
  12.2.  Participations............................................. 51
    12.2.1.  Permitted Participants; Effect......................... 51
    12.2.2.  Voting Rights.......................................... 51
    12.2.3.  Benefit of Setoff...................................... 51
  12.3.  Assignments................................................ 51
    12.3.1.  Permitted Assignments.................................. 51
    12.3.2.  Effect; Effective Date................................. 52
  12.4.  Dissemination of Information............................... 52
  12.5.  Tax Treatment.............................................. 52

ARTICLE XIII NOTICES................................................ 52
  13.1.  Giving Notice.............................................. 52
  13.2.  Change of Address.......................................... 53

                                   EXHIBITS
                                   --------

  Exhibit A    --   Note (Ratable Loan)
  Exhibit B    --   Note (Competitive Bid Loan)
  Exhibit C    --   Competitive Bid Quote Request
  Exhibit D    --   Invitation for Competitive Bid Quotes
  Exhibit E    --   Competitive Bid Quote
  Exhibit F    --   Note (Swing Line Loan)
  Exhibit G-1  --   Opinion of Counsel to the Borrower
  Exhibit G-2  --   Opinion of General Counsel of the Borrower
  Exhibit H    --   Compliance Certificate
  Exhibit I    --   Assignment Agreement
  Exhibit J    --   Money Transfer Instructions


                                   SCHEDULES
                                   ---------

  Schedule 5.3  --  Approvals and Consents
  Schedule 5.8  --  Material Contingent Obligations
  Schedule 5.9  --  Subsidiaries
  Schedule 5.10 --  ERISA


                               CREDIT AGREEMENT


   This Credit Agreement, dated as of April 16, 1996, is among GREEN TREE FINANCIAL CORPORATION, a Delaware corporation, the Lenders and THE FIRST NATIONAL BANK OF CHICAGO, individually and as Administrative Agent.


                              R E C I T A L S:
                              - - - - - - - -

   A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $500,000,000, the proceeds of which the Borrower will use for the general corporate needs, including commercial paper backup, of the Borrower and its Subsidiaries.

   B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

                                 ARTICLE I

                                DEFINITIONS
                                -----------

   As used in this Agreement:

   "Absolute Rate" means, with respect to an Absolute Rate Loan made by a given Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the Borrower.

   "Absolute Rate Advance" means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Interest Period.

   "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.

   "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance, a period of not less than 30 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement. If such Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

   "Absolute Rate Loan" means a Loan which bears interest at the Absolute
Rate.

   "Adjusted EBIT" means, for any applicable computation period, the Borrower's and Subsidiaries' Net Income on a consolidated basis from continuing operations, plus (a) income and franchise taxes paid or accrued during such period and (b) Interest Expense, minus (a) income derived from discontinued operations of the Borrower and its Subsidiaries and (b) extraordinary gains of the Borrower and its Subsidiaries resulting from changes in the application of Agreement Accounting Principles.

   "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date, of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, when applicable, for the same Interest Period and includes a Competitive Bid Advance.

   "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

   "Administrative Agent" means First Chicago in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to
Article X.

   "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder. The initial Aggregate Commitment is $500,000,000.

   "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

   "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the Financial Statements; provided, however, that for purposes of all computations required to be made with respect to compliance by the Borrower with Section 6.12, such term shall mean generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements.

   "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day, and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

   "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate requested by the Borrower pursuant to Section 2.2.3.

   "Alternate Base Rate Loan" means a Ratable Loan which bears interest at the Alternate Base Rate requested by the Borrower pursuant to Section 2.2.3.

   "Alternate Swing Line Rate" means, with respect to a Swing Line Bank, a rate agreed upon from time to time by the Borrower and such Swing Line Bank pursuant to such supplemental agreements as may be entered into between the Borrower and such Swing Line Bank from time to time governing the required maintenance of minimum average daily qualifying balances with such Swing Line Bank.

   "Applicable Eurodollar Margin" means, on any date, subject to the following sentence of this definition, the applicable of the following percentages:

                                              Applicable
             Debt Rating on Such Date     Eurodollar Margin
             ------------------------     -----------------
             Level I Status                     .225%
             Level II Status                    .25%
             Level III Status                   .35%
             Level IV Status                    .50%

Any change in the Applicable Eurodollar Margin shall be effective as of the date of the change in the Debt Rating giving rise thereto and shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

     "Applicable Facility Fee Percentage" means, on any date, subject to the following sentence of this definition, the applicable of the following percentages:

                                          Applicable Facility
             Debt Rating on Such Date       Fee Percentage
             ------------------------     -------------------
             Level I Status                     .115%
             Level II Status                    .125%
             Level III Status                   .1875%
             Level IV Status                    .25%


Any change in the Applicable Facility Fee Percentage shall be effective as of the date of the change in the Debt Rating giving rise thereto and shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.


     "Applicable Utilization Fee Percentage" means, on any date, subject to the final sentence of this definition:

          (a) In the event that the average daily principal amount of the Ratable Loans and the Swing Line Loans outstanding during any calendar quarter is greater than 33 1/3%, but less than or equal to 66 2/3%, of the Aggregate Commitment as in effect on the last day of such calendar quarter, the applicable of the following percentages:

                                            Applicable
                                           Utilization
             Debt Rating on Such Date    Fee Percentage
             ------------------------    --------------
             Level I Status                  .05%
             Level II Status                 .0625%
             Level III Status                .10%
             Level IV Status                 .10%

          (b) In the event that the average daily principal amount of the Ratable Loans and the Swing Line Loans outstanding during any calendar quarter is greater than 66 2/3% of the Aggregate Commitment as in effect on the last day of such calendar quarter, the applicable of the following percentages:

                                           Applicable
                                          Utilization
             Debt Rating on Such Date    Fee Percentage
             ------------------------    --------------
             Level I Status                   .10%
             Level II Status                  .125%
             Level III Status                 .20%
             Level IV Status                  .20%


Any change in the Applicable Utilization Fee Percentage shall be effective as of the date of the change in the Debt Rating giving rise thereto and shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Authorized Officer" means any of the president, chief financial officer or treasurer of the Borrower, acting singly.

     "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means Green Tree Financial Corporation, a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 3.2.

     "Closing Transactions" is defined in Section 4.1(d).

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below and as set forth in any Notice of Assignment relating to any assignment which has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

     "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower at the same time and for the same Interest Period.

     "Competitive Bid Borrowing Notice" is defined in Section 2.3.6.

     "Competitive Bid Loan" means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.

     "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

     "Competitive Bid Note" means a promissory note in substantially the form of Exhibit B hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

     "Competitive Bid Quote" means a Competitive Bid Quote substantially in the form of Exhibit E hereto completed and delivered by a Lender to the Administrative Agent in accordance with Section 2.3.4.

     "Competitive Bid Quote Request" means a Competitive Bid Quote Request substantially in the form of Exhibit C hereto completed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.3.2.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

     "Consolidated Debt" means, at any time, the aggregate principal amount of Indebtedness outstanding at such time of the Borrower and its Subsidiaries as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

     "Consolidated Net Tangible Assets" means, at any time, (a) the total of all assets reflected on a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles, at their net book value (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with Agreement Accounting Principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like segregated intangible assets, all as determined in accordance with Agreement Accounting Principles, less (b) the aggregate of the current liabilities of the Borrower and its Subsidiaries reflected on such balance sheet, all as determined in accordance with Agreement Accounting Principles. For purposes of this definition, "current liabilities" includes all Indebtedness of the Borrower and its Subsidiaries and accruals of the Borrower and its Subsidiaries, in each case payable on demand or due within one year of the date of the determination of Consolidated Net Tangible Assets, all as reflected on such consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.2.4.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Debt Rating" means the credit rating assigned to the Borrower's senior, unsecured long term debt (without credit enhancement) as publicly announced by Moody's or S&P, as the case may be.

     "Debt to Equity Ratio" means, at any time, the ratio of (a) Consolidated Debt to (b) Net Worth.

     "Default" means an event described in Article VII.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurodollar Advance" means a Eurodollar Bid Rate Advance or a Eurodollar Ratable Advance, or both, as the case may be.

     "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Eurodollar Bid Rates pursuant to Section 2.3.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Administrative Agent to be the rate of interest per annum for deposits in U.S. dollars for a period equal to the relevant Eurodollar Interest Period quoted on Telerate Screen Page 3750 (or its successor if such page number changes) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period. If no quotation is available on Telerate, the "Eurodollar Base Rate" shall mean the rate determined by the Administrative Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period.

     "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a given Lender for the relevant Eurodollar Interest Period, the sum of
(a) the Eurodollar Base Rate and (b) the Competitive Bid Margin offered by such Lender and accepted by the Borrower.

     "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

     "Eurodollar Bid Rate Loan" means a Loan which bears interest at the Eurodollar Bid Rate.

     "Eurodollar Interest Period" means, with respect to a Eurodollar Ratable Advance or a Eurodollar Bid Rate Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

     "Eurodollar Loan" means a Eurodollar Ratable Loan or Eurodollar Bid Rate Loan, or both, as the case may be.

     "Eurodollar Ratable Advance" means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.3.

     "Eurodollar Ratable Loan" means a Ratable Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.3.

     "Eurodollar Rate" means, with respect to a Eurodollar Ratable Advance for any date during the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the

Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by
(ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Eurodollar Margin for such date. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Existing Lien" is defined in Section 6.10(j).

     "Extended Lien" is defined in Section 6.10(j).

     "Facility Termination Date" means April 16, 1999.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     "Financial Statements" is defined in Section 5.5.

     "First Bank" means First Bank National Association in its individual capacity, and its successors.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fiscal Quarter" means each of the four quarterly accounting periods comprising a Fiscal Year.

     "Fiscal Year" means the twelve-month accounting period commencing on January 1 and ending on December 31 of each year.

     "Fixed Charge Coverage Ratio" means, for any applicable computation period, the ratio of (a) Adjusted EBIT to (b) Interest Expense.

     "Governmental Authority" means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments,
(e) Capitalized Lease Obligations, (f) Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit and (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable and chattel paper sold by such Person.

     "Interest Expense" means, for any applicable computation period, all interest paid or accrued during such period by the Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

     "Interest Period" means a Eurodollar Interest Period or an Absolute Rate Interest Period.

     "Invitation for Competitive Bid Quotes" means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, completed and delivered by the Administrative Agent to the Lenders in accordance with Section 2.3.3.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Level I Status" exists at any date if at such date the Debt Rating is A3 (or the equivalent) or higher by Moody's and A- (or the equivalent) or higher by S&P.

     "Level II Status" exists at any date if at such date (a) the Debt Rating is Baal (or the equivalent) or higher by Moody's and BBB+ (or the equivalent) or higher by S&P and (b) Level I Status does not exist.

     "Level III Status" exists at any date if at such date (a) the Debt Rating is Baa3 (or the equivalent) or higher by Moody's and BBB- (or the equivalent) or higher by S&P and (b) neither

Level I Status nor Level II Status exists.

     "Level IV Status" exists at any date if at such date (a) the Debt Rating is either lower than Baa3 (or the equivalent) by Moody's or lower than BBB-(or the equivalent) by S&P or (b) the Borrower's senior, unsecured and publicly-held indebtedness is unrated by either Moody's or S&P.

     "Lien" means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance and "Loans" means, with respect to the Lenders, the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent or any Lender.

     "Majority Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of outstanding Advances.

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or other), performance, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

     "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Income" means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with Agreement Accounting Principles.

     "Net Worth" means, at any date, the consolidated common stockholders' equity of the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

     "Non-Excluded Taxes" is defined in Section 2.18(a).

     "Notes" means, collectively, the Competitive Bid Notes, the Ratable Notes and the Swing Line Notes; and "Note" means any one of the Notes.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party hereunder arising under any of the Loan Documents.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each of March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division or line of business thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Purchasers" is defined in Section 12.3.1.

     "Ratable Advance" means a borrowing hereunder consisting of the aggregate amount of the several Ratable Loans made by the Lenders to the Borrower at the same time, of the same Type and for the same Interest Period.

     "Ratable Borrowing Notice" is defined in Section 2.2.3.

     "Ratable Loan" means a Loan made by a Lender pursuant to Section 2.2.

     "Ratable Note" means a promissory note in substantially the form of Exhibit A hereto, duly executed and delivered to the Administrative Agent by the Borrower for the account of each Lender and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., together with any Person succeeding thereto by merger, consolidation or acquisition of all or substantially all of its assets, including substantially all of its business of rating securities.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the Fiscal Quarter next preceding the date of determination.

     "Swing Line Advance" means a borrowing hereunder consisting of the aggregate amount of the several Swing Line Loans made by the Swing Line Banks to the Borrower on the same Borrowing Date.

     "Swing Line Banks" means First Chicago and First Bank and their respective successors and assigns.

     "Swing Line Commitment" means the obligation of a Swing Line Bank to make Swing Line Loans hereunder in an aggregate amount at any one time outstanding not to exceed the amount set forth below, as the same may be terminated or permanently reduced from time to time hereunder; provided, however, that the aggregate of the Swing Line Commitments on the date hereof shall be $50,000,000. The Swing Line Commitments will automatically and permanently terminate on the Facility Termination Date. The initial Swing Line Commitments shall be:

                First Chicago       -         $25,000,000
                First Bank          -         $25,000,000

     "Swing Line Loan" means a Loan made by a Swing Line Bank pursuant to
Section 2.4.

     "Swing Line Note" means a promissory note substantially in the form of Exhibit F hereto, duly executed and delivered to the Administrative Agent by the Borrower and payable to the order of a Swing Line Bank in the amount of its Swing Line Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under
Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as an Alternate Base Rate Advance, Swing Line Advance, Eurodollar Advance or Absolute Rate Advance.

     "Unfunded Liability" means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Unrefunded Swing Line Loans" is defined in Section 2.4(d).

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                  ARTICLE II

                                 THE FACILITY
                                 ------------

     2.1. The Facility.

          2.1.1. Description of Facility. The Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which, and upon the terms and subject to the conditions herein set out:

               (a) each Lender severally agrees to make Ratable Loans to the Borrower in accordance with Section 2.2 in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment less (i) the amount of such Lender's pro-rata share of the outstanding principal amount of all Competitive Bid Advances (regardless of which Lender or Lenders made such Competitive Bid Advances) exclusive of Competitive Bid Advances being repaid substantially contemporaneously with the making of any such Ratable Loans and (ii) the amount of such Lender's pro-rata share of the outstanding principal amount of all Swing Line Advances (regardless of which Lender or Lenders made such Swing Line Advances) exclusive of Swing Line Advances being repaid substantially contemporaneously with the making of any such Ratable Loans;

               (b) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower, and make such Loans, in accordance with Section 2.3; and

               (c) each Swing Line Bank agrees, severally and not jointly, to make Swing Line Loans to the Borrower in accordance with Section 2.4.

          2.1.2. Facility Amount. In no event may the aggregate principal amount of all outstanding Advances (including the Ratable Advances, the Swing Line Advances and the Competitive Bid Advances) at any time exceed the Aggregate Commitment.

          2.1.3. Availability of Facility. Subject to the terms of this Agreement, from and including the date hereof to, but not including, the Facility Termination Date, the Borrower may borrow, repay and reborrow Advances hereunder. All outstanding Advances and all other unpaid Obligations shall be due and payable in full by the Borrower on the Facility Termination Date and on such date all remaining Commitments shall be deemed to have been reduced to zero.

     2.2. Ratable Advances.

          2.2.1. Ratable Advances. Each Ratable Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the amounts of their respective Commitments. The Borrower's obligation to pay the principal of, and interest on, the Ratable Advances shall be evidenced by the Ratable Notes. Although the Ratable Notes shall be dated the date of the initial Advance, interest in respect thereof shall be payable only for the periods during which the Loans evidenced thereby are outstanding and, although the stated amount of each Ratable Note shall be equal to the applicable Lender's Commitment, each Ratable Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Ratable Loans at the time evidenced thereby.

          2.2.2     Ratable Advance Rate Options.  The Ratable

Advances may be Alternate Base Rate Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3 or 2.2.4. No Ratable Advance may mature after, or have an Interest Period which extends beyond, the Facility Termination Date.

          2.2.3. Method of Selecting Types and Interest Periods for Ratable Advances. The Borrower shall select the Type of each Ratable Advance and, in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable to such Ratable Advance from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Ratable Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Ratable Advance. Notwithstanding the foregoing, a Ratable Borrowing Notice for an Alternate Base Rate Advance may be given not later than 30 minutes after the time which the Borrower is required to reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.3.6 and a Ratable Borrowing Notice for a Eurodollar Ratable Advance may be given not later than 30 minutes after the time the Borrower is required to reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall specify:

               (a) the Borrowing Date, which shall be a Business Day, of such Ratable Advance;

               (b) the aggregate amount of such Ratable Advance, which, when added to all outstanding Ratable Advances, Swing Line Advances and Competitive Bid Advances and after giving effect to the repayment of any such outstanding Advances out of the proceeds of the requested Ratable Advance, shall not exceed the Aggregate Commitment;

               (c)  the Type of Advance selected; and

               (d) in the case of each Eurodollar Ratable Advance, the Eurodollar Interest Period applicable thereto (which may not end after the Facility Termination Date).

          2.2.4. Conversion and Continuation of Outstanding Ratable Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Eurodollar Ratable Advances. Each Eurodollar Ratable Advance shall continue as a Eurodollar Ratable Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Ratable Advance shall be automatically converted into an Alternate Base Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Ratable Advance continue as a Eurodollar Ratable Advance for the same or another Eurodollar Interest Period.

Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Ratable Advance of any Type into any other Type or Types of Ratable Advances; provided that any conversion of any Eurodollar Ratable Advance shall be made on, and only on, the last day of the Eurodollar Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Ratable Advance or continuation of a Eurodollar Ratable Advance not later than 10:00 a.m. (Chicago time) at least three Business Days, in the case of a conversion into or continuation of a Eurodollar Ratable Advance, prior to the date of the requested conversion or continuation, specifying:

               (a) the requested date, which shall be a Business Day, of such conversion or continuation;

               (b) the aggregate amount and Type of Ratable Advance which is to be converted or continued; and

               (c) the amount and Type(s) of Ratable Advance(s) into which such Ratable Advance is to be converted or continued and, in the case of a conversion into or continuation of an Eurodollar Ratable Advance, the duration of the Eurodollar Interest Period applicable thereto.

     2.3. Competitive Bid Advances.

          2.3.1. Competitive Bid Option. In addition to Ratable Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section
2.1.2 as to the maximum aggregate principal amount of all outstanding Advances hereunder), prior to the Facility Termination Date the Borrower may, as set forth in this Section 2.3, request the Lenders to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section
2.3. The Borrower's obligation to pay the principal of, and interest on, the Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Although the Competitive Bid Notes shall be dated the date of the initial Advance, interest in respect thereof shall be payable only for the periods during which the Loans evidenced thereby are outstanding.

          2.3.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C hereto so as to be received no later than
(a) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (b) 9:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction, specifying:

               (a) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;

               (b) the aggregate principal amount of such Competitive Bid
     Advance;

               (c) whether the Competitive Bid Quotes requested are to set forth a Eurodollar Bid Rate, an Absolute Rate, or both; and

               (d) the Interest Period applicable thereto (which may not end after the Facility Termination Date).

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit C hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.

          2.3.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Administrative Agent shall send to each of the Lenders by telex or telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.

          2.3.4.    Submission and Contents of Competitive Bid Quotes.

               (a) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section
     2.3.4 and must be submitted to the Administrative Agent by telex or telecopy at its offices specified in or pursuant to Article XIII not later than (i) 9:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case, upon reasonable prior notice to the Lenders, such earlier time and date as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by First

     Chicago may only be submitted if the Administrative Agent or First Chicago notifies the Borrower of the terms of the offer or offers contained therein not later than 15 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to Articles IV and VIII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

          (b) Each Competitive Bid Quote shall be in substantially the form of Exhibit E hereto and shall in any case specify:

               (i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

               (ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount a) may be greater than, less than or equal to the Commitment of the quoting Lender, b) must be at least $10,000,000 and an integral multiple of $5,000,000, and c) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;

               (iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

               (iv) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower;

               (v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan; and

               (vi) the identity of the quoting Lender.

          (c) The Administrative Agent shall reject any Competitive Bid Quote that:

               (i) is not substantially in the form of Exhibit E hereto or does not specify all of the information required by Section 2.3.4(b);

               (ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit E hereto;

               (iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

           (iv) arrives after the time set forth in Section 2.3.4(a).

     If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(c), then the Administrative Agent shall promptly notify the relevant Lender of such rejection.

     2.3.5. Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (a) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.3.4 and (b) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered.

     2.3.6. Acceptance and Notice by Borrower. Not later than (a) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (b) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case, upon reasonable prior notice to the Lenders, such earlier time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(b)(iv)); provided that:

          (a) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

          (b) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be, and

          (c) the Borrower may not accept any offer that is described in Section 2.3.4(c) or that otherwise fails to comply with the requirements of this Agreement.

     2.3.7. Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Lender.

     2.4. Swing Line Advances.

     (a) On the terms and subject to the conditions and relying upon the representations and warranties herein set forth, each Swing Line Bank agrees, severally and not jointly, at any time and from time to time from and including the date hereof to but excluding the earlier of the Facility Termination Date and the termination of the Commitments or the Swing Line Commitments, in accordance with the terms hereof, to make Swing Line Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed the lesser of
(i) the amount of the Swing Line Commitment of such Swing Line Bank at such time and (ii) an amount equal to (A) the Aggregate Commitment at such time minus (B) the sum of the aggregate principal amounts of all Ratable Loans, Competitive Bid Loans and Swing Line Loans outstanding at such time. The Swing Line Loans comprising each Swing Line Advance shall be made by the Swing Line Banks, at the option of the Borrower, either (i) ratably at the Alternate Base Rate in accordance with their Swing Line Commitments or (ii) either ratably or non-ratably at the Alternate Swing Line Rate. All Swing Line Advances shall be in a minimum amount of $1,000,000 and in any integral multiple of $500,000 if in excess thereof. In no event shall any Swing Line Loan be made hereunder if (i) the Administrative Agent and the Swing Line Banks shall have received notice from the Majority Lenders prior to any such Swing Line Loan that a condition specified in Section 4.1 or 4.2 has not been satisfied and (ii) such condition shall not have been subsequently waived in compliance with Section 8.2.

     (b) The Borrower shall give the Swing Line Banks (with a copy to the Administrative Agent) telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed in writing or by telecopy) not later than 1:00 p.m., Chicago time, on a day of a proposed Swing Line

Advance. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested Borrowing Date (which shall be a Business Day) and amount of such Swing Line Advance. Each Swing Line Bank shall by 2:00 p.m., Chicago time, on the requested Borrowing Date, make the requested Swing Line Loans by crediting the principal amount thereof, in immediately available funds, to the account of the Borrower maintained with such Swing Line Bank, unless such Advance shall not occur on such date because any condition precedent herein specified shall not have been met.

     (c) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV, if (i) any Swing Line Loans aggregating $10,000,000 or more shall remain outstanding at 10:00 a.m., Chicago time, on the fifth Business Day following the Borrowing Date thereof and if by such time on such fifth Business Day the Administrative Agent shall have received neither (A) a Ratable Borrowing Notice delivered by the Borrower pursuant to Section 2.2.3 requesting that Ratable Loans be made pursuant to
Section 2.2 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swing Line Loans nor (B) any other notice satisfactory to the Administrative Agent indicating the Borrower's intent to repay all such Swing Line Loans on or before the immediately succeeding Business Day with funds obtained from other sources, or (ii) on any date either Swing Line Bank in its sole discretion shall so request with respect to the outstanding Swing Line Loans, the Administrative Agent shall be deemed to have received a Ratable Borrowing Notice from the Borrower pursuant to Section
2.2.3 requesting that a Ratable Advance of Alternate Base Rate Loans be made pursuant to Section 2.2 on such immediately succeeding Business Day in an amount equal to the aggregate amount of such Swing Line Loans, and the procedures set forth in Section 2.5 shall be followed in making such Alternate Base Rate Loans, provided that the proceeds of such Alternate Base Rate Loans received by the Administrative Agent shall be immediately delivered to the Swing Line Banks and applied to the direct repayment of such Swing Line Loans. Effective on the day such Ratable Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall be outstanding as Ratable Loans of the Lenders bearing interest at a rate determined by reference to the Alternate Base Rate, in accordance with the provisions of this Article II. The Borrower authorizes the Administrative Agent and each Swing Line Bank to charge the Borrower's account maintained with such Swing Line Bank (up to the amount available in such account) in order to immediately pay the amount of such Swing Line Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Swing Line Loans. If any portion of any such amount paid (or deemed paid) to the Swing Line Banks should be recovered by or on behalf of the Borrower from the Swing Line Banks in the event of the bankruptcy or reorganization of the Borrower or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 11.2.

     (d) If, for any reason (including, without limitation, the occurrence of a Default described in Section 7.6 or 7.7 of Article VII), Alternate Base Rate Loans may not be, or are not, made pursuant to paragraph (c) of this Section 2.4 to repay Swing Line Loans as required by such paragraph, effective on the date such Alternate Base Rate Loans would otherwise have been made, (i) each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swing Line Loans ("Unrefunded Swing Line Loans") in an amount equal to the amount of Alternate Base Rate Loans which would otherwise have been made by such Lender pursuant to paragraph (c) of this Section 2.4 and (ii) each Unrefunded Swing Line Loan previously bearing interest at the Alternate Swing Line Rate shall commence accruing interest at the Alternate Base Rate. Each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Swing Line Banks in such amount as will reduce the amount of the participating interest retained by the Swing Line Banks in their Swing Line Loans to the amount of the Alternate Base Rate Loans which were to have been made by the Swing Line Banks pursuant to paragraph (c) of this Section 2.4. In the event a Lender fails to make available to the Swing Line Banks the amount of such Lender's participation as provided in this paragraph (d), the Swing Line Banks shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Swing Line Banks for correction of errors among banks for one Business Day and thereafter at the Alternate Base Rate then in effect. All payments in respect of Unrefunded Swing Line Loans and participations therein shall be made in accordance with Section 2.12.

     (e) Each Lender's obligation to make Ratable Loans pursuant to paragraph
(c) of this Section 2.4 and to purchase participating interests pursuant to paragraph (d) of this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Banks, the Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.5. Availability of Funds. Not later than noon (Chicago time) on each Borrowing Date, each Lender (or in the case of a Competitive Bid Advance, each Lender making a portion of such Advance) shall make available its Loan or Loans (other than Swing Line Loans), in immediately available funds in Chicago, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent shall, by 2:00 p.m. (Chicago time) on such Borrowing Date, make the funds so received from the Lenders available to the Borrower by crediting the principal amount thereof, in immediately available funds, to the account of the Borrower maintained with First Chicago.

     2.6. Facility Fee; Utilization Fee; Reductions in Aggregate Commitment.

     (a) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender a facility fee equal to the Applicable Facility Fee Percentage times such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.

     (b) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender a utilization fee equal to the Applicable Utilization Fee Percentage times such Lender's average daily principal amount of the Ratable Loans and the Swing Line Loans outstanding during each calendar quarter from the date hereof to the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date; provided, however, that in the event the average daily principal amount of the Ratable Loans and the Swing Line Loans outstanding during any calendar quarter is less than or equal to 33 1/3% of the Aggregate Commitment as in effect on the last day of such quarter, no utilization fee shall be payable with respect to such quarter.

     (c) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $25,000,000, or any integral multiple of $5,000,000 in excess thereof, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued facility fees and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     2.7. Minimum Amount of Each Advance. Each Advance (other than any Swing Line Advance) shall be in the minimum amount of $10,000,000 (and in any integral multiple of $5,000,000 if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six Eurodollar Advances be permitted to be outstanding at any time.

     2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Ratable Advances or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $5,000,000 in excess thereof, any portion of the outstanding Ratable Advances upon one Business Day's prior notice to the Administrative Agent in the case of an Alternate Base Rate Advance and upon three Business Days' prior notice to the Administrative Agent in the case of a Eurodollar Advance. Any prepayment of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period shall be subject to the indemnity provisions of Section 3.4. Competitive Bid Advances may not be voluntarily prepaid.

     2.9. Mandatory Prepayments. If at any time the aggregate principal balance of the Loans exceeds the Aggregate Commitment, the Borrower shall repay immediately its then outstanding Loans in such amount as may be necessary to eliminate such excess.

     2.10. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest at the Alternate Base Rate from and including the date of such Advance or the date on which such Advance was converted into an Alternate Base Rate Advance to (but not including) the date on which such Alternate Base Rate Advance is paid or converted to a Eurodollar Ratable Advance. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Ratable Advance and Absolute Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Ratable Advance or Absolute Rate Advance. No Interest Period may end after the Facility Termination Date.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 and 2.2.4, no Advance may be made as, converted into or continued as a Eurodollar Ratable Advance (except with the consent of the Administrative Agent and the Majority Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, each Eurodollar Advance, Absolute Rate Advance and Alternate Base Rate Advance shall bear interest (for the remainder of the applicable Interest Period in the case of Eurodollar Advances and Absolute Rate Advances) at the rate otherwise applicable plus two percent (2%) per annum.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative

Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

     2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances, submit Competitive Bid Quotes and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Ratable Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance or Absolute Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance or Absolute Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance or Absolute Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, facility and utilization fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment shall be received by the Administrative Agent later than noon (Chicago time), such payment shall be deemed to have been received on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and utilization fees in connection with such payment. If any payment shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and utilization fees in connection with such payment.

     2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Ratable Borrowing Notice, Conversion/Continuation Notice, Invitation for Competitive Quotes and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Administrative Agent, the Lenders shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for each such day. If any Lender has not in fact made such payment to the Administrative Agent, such Lender or the Borrower shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for each such day, or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.18.  Taxes.

          (a) Any payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon any income imposed on the Administrative Agent or any Lender by the jurisdiction in which the Administrative Agent or such Lender is incorporated or has its principal place of business. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in or pursuant to this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the U.S. or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this
Section 2.18. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by any Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.18 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

          (b) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     2.19. Administrative Agent's Fees. The Borrower shall pay to the Administrative Agent those fees, in addition to the facility fees and utilization fees referenced in Section 2.6(a) and 2.6(b), in the amounts and at the times separately agreed to between the Administrative Agent and the Borrower.

                               ARTICLE III

                          CHANGE IN CIRCUMSTANCES
                          -----------------------


     3.1. Yield Protection. If, after the date hereof, the adoption of or any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

          (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation imposed by the jurisdiction in which such Lender or Lending Installation is incorporated or has its principal place of business), or changes the basis of taxation of principal, interest or any other payments to any Lender or Lending Installation in respect of its Loans or other amounts due it hereunder, or

          (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with any Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or resulting in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards" and any amendments to such regulations adopted prior to the date of this Agreement. Notwithstanding the foregoing, no Lender shall be entitled to demand compensation pursuant to this
Section 3.2 if it shall not be the general practice of such Lender to demand such compensation in similar circumstances under comparable provisions of comparable credit agreements.

     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Majority Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, or (b) the interest rate applicable to a Type of Advance does not accurately or fairly reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance until such circumstance no longer exists and require any Eurodollar Advances of the affected Type to be repaid.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify the Administrative Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advances through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of the written statement; provided, however, that no amount shall be payable by the Borrower pursuant to Section 3.1, 3.2 or 3.4 with respect to any period commencing more than 120 days before the delivery of the written statement contemplated by this Section 3.5. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.


                                 ARTICLE IV

                            CONDITIONS PRECEDENT
                            --------------------

     4.1. Initial Loans. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied, in each case on or before July 1, 1996:

          (a) Charter Documents; Good Standing Certificates. Copies of the certificate of incorporation of the Borrower, together with all amendments thereto, certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Administrative Agent.

          (b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

          (c) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (d) Officer's Certificate. A certificate, dated the date hereof, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that: (i) on such date (both before and after giving effect to the making of any Loans hereunder), no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the other transactions contemplated hereby (collectively, including the making of the Loans, the "Closing Transactions"), or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date; and (iv) since December 31, 1995, no event or change has occurred that has caused or evidences a Material Adverse Effect.

          (e) Legal Opinions. A written opinion of each of (i) Briggs and Morgan, counsel to the Borrower, substantially in the form of Exhibit G-1 hereto, and (ii) Joel H. Gottesman, general counsel of the Borrower, substantially in the form of Exhibit G-2 hereto, addressed to the Administrative Agent and the Lenders.

          (f) Notes. Notes payable to the order of each of the Lenders duly executed by the Borrower.

          (g) Loan Documents. Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

          (h) Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances in the form of Exhibit J hereto addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

          (i) Other. Such other documents as the Administrative Agent, any Lender or their counsel may have reasonably requested.

     4.2. Each Future Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

          (a) There exists no Default or Unmatured Default and none would result from such Advance;

          (b) The representations and warranties contained in Article V (other than Section 5.6) are true and correct as of such Borrowing Date;

          (c) A Ratable Borrowing Notice or Competitive Bid Quote Request shall have been properly submitted; and

          (d) All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

     Each Ratable Borrowing Notice and Competitive Bid Quote Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied.


                                 ARTICLE V

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

     The Borrower represents and warrants to the Lenders that, both before and after giving effect to the Closing Transactions:

     5.1. Corporate Existence and Standing. Each of the Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to be so qualified or authorized may not reasonably be expected to have a Material Adverse Effect.

     5.2. Authorization and Validity. The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. Compliance with Laws and Contracts. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower of the Loan Documents, the application of the proceeds of the Loans or the consummation of the Closing Transactions, nor compliance with the provisions of the Loan Documents, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations G, T, U and X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by, the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for approvals or consents which will be obtained on or before the initial Advance and are disclosed on Schedule 5.3, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

     5.4. Governmental Consents. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any Governmental Authority, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or any other transaction contemplated in the Loan Documents.

     5.5. Financial Statements. The Borrower has heretofore furnished to each of the Lenders the December 31, 1995 audited consolidated financial statements of the Borrower and its Subsidiaries (the "Financial Statements"). Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.6. Material Adverse Change. No material adverse change in the business, Property, condition (financial or otherwise), performance, prospects or results of operations of the Borrower and its Subsidiaries taken as a whole has occurred since December 31, 1995.

     5.7. Taxes. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien prohibited by Section 6.10 exists. As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its Fiscal Year ending December 31, 1991, and there are no pending audits or investigations regarding the Borrower's or its Subsidiaries' federal, foreign, state or local tax returns. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

     5.8. Litigation and Contingent Obligations. There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans under this Agreement. Neither the Borrower nor any Subsidiary has any material contingent obligations except as set forth on
Schedule 5.8.

     5.9. Subsidiaries. Schedule 5.9 hereto contains an accurate list of all of the existing Subsidiaries as of the date of this

Agreement, setting forth their respective jurisdictions of incorporation and the percentage of their capital stock owned by the Borrower or other Subsidiaries.

     5.10. ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plans, and no Single Employer Plan has any Unfunded Liability. Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan. Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

     5.11. Defaults. No Default or Unmatured Default has occurred and is continuing.

     5.12. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X.

     5.13. Investment Company; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.14. Disclosure. None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower contained in this Agreement, the other Loan Documents, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.


                                  ARTICLE VI

                                   COVENANTS
                                   ---------

     During the term of this Agreement, unless the Majority Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

          (a) As soon as practicable and in any event within 90 days after the close of each of its Fiscal Years, an unqualified audit report certified by KPMG Peat Marwick or other independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows.

          (b) As soon as practicable and in any event within 60 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its chief financial officer or treasurer and prepared in accordance with Agreement Accounting Principles.

          (c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the chief financial officer or treasurer of the Borrower, substantially in the form of Exhibit H hereto, opining on or certifying such statements (i) certifying that no Default or Unmatured Default has occurred or, if such Default or Unmatured Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.12.1, 6.12.2 and 6.12.3;

          (d) As soon as possible and in any event within ten days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

          (e) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (f) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (g) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to meet the general corporate needs, including commercial paper backup, of the Borrower and its Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to finance the Purchase of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

     6.3. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) of any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

     6.6. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws (including ERISA), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.7. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.8. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

     6.9. Mergers, Sales of Assets, etc.

     (a) The Borrower will not consolidate with or merge into any other corporation or convey, transfer or lease its Property substantially as an entirety to any Person, unless:

            (i) the corporation formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the Property of the Borrower substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, executed and delivered to each other party hereto, in form satisfactory to the Administrative Agent, the due and punctual payment of the Obligations and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed;

            (ii) immediately after giving effect to such transaction, no Default or Unmatured Default shall have occurred and be continuing; and

            (iii) the Borrower shall have delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental agreement comply with this paragraph (a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

       (b) Upon any consolidation by the Borrower with or merger by the Borrower into any other corporation or any conveyance, transfer or lease of the Property of the Borrower substantially as an entirety in accordance with paragraph (a) above, the successor corporation formed by such consolidation or into which the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under the Loan Documents with the same effect as if such successor corporation had been named as the Borrower herein.

       6.10. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur or assume any Lien on the Property of the Borrower or any Subsidiary to secure any obligation incurred, issued, assumed or guaranteed by the Borrower or any Subsidiary, except:

            (a) any Lien existing on any Property or shares of stock of a corporation at the time the corporation becomes a Subsidiary or merges into or consolidates with the Borrower or any Subsidiary;

            (b) any Lien existing on any Property at the time the Borrower or any Subsidiary acquires such property; provided, however, that such Lien may not extend to any other Property owned by the Borrower or any Subsidiary at the time (or after the time) such Lien is created, incurred or assumed;

            (c) any Lien securing Indebtedness incurred to finance all or part of the purchase price or cost of construction of Property of the Borrower or any Subsidiary; provided that (i) such Lien does not extend to any other Property owned by the Borrower or any Subsidiary at the time (or after the time) the Lien is created, incurred or assumed, except that, in the case of a Lien incurred to finance construction on real property, such Lien may extend to unimproved real property on which the construction takes place and (ii) the Indebtedness secured by such Lien may not be incurred more than 120 days after the later of the acquisition, completion of construction or commencement of full operation of the Property subject to such Lien;

            (d) any Lien securing Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;

            (e) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with Agreement Accounting Principles;

            (f) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

            (g) Liens arising out of pledges or deposits made in the ordinary course of business in connection with worker's compensation laws, unemployment insurance, old age pensions and other social security or retirement benefits, and statutory obligations and other similar obligations;

            (h) any Lien arising out of a judgment, decree or court order, so long as any appropriate legal proceeding that may have been initiated for review shall not have been finally terminated or so long as the period within which such proceeding may be initiated shall not have expired or such Lien arises in connection with any other proceeding or action at law or in equity; provided that no proceeding to enforce such Lien has been commenced and the aggregate amount secured by all such Liens shall not at any time exceed $10,000,000;

            (i) any Lien on chattel paper, instruments or other rights to payment of the Borrower or any Subsidiary, or cash deposited or otherwise subjected to such Lien, (i) as a basis for the issuance of Letters of Credit, to secure repurchase obligations arising in connection with securities repurchase agreements entered into in the ordinary course of business or in aid of other similar borrowing arrangements, or (ii) arising in connection with the Borrower's securitizations of such rights to payment conducted in the ordinary course of business;

            (j) any Lien on Property (or any receivables arising in connection with the lease thereof) acquired by the Borrower or any Subsidiary through repossession, foreclosure or like proceeding, or securing Indebtedness incurred at the time of such acquisition or at any time thereafter to finance all or part of the cost of maintenance, improvement or construction relating thereto; provided that such Lien does not apply to any other Property of the Borrower or any Subsidiary, except that, in the case of any such Lien incurred to finance construction on real property, such Lien may extend to unimproved real property on which the construction takes place;

            (k) any Lien (an "Extended Lien") extending, renewing or replacing in whole or in part another Lien (an "Existing Lien") permitted by paragraphs (a) through (j) above; provided that (i) such Extended Lien shall not extend beyond (A) the Property subject to such Existing Lien and (B) improvements and construction on such Property, and (ii) the principal amount of the Indebtedness secured by such Extended Lien may not exceed the principal amount of the Indebtedness secured by such Existing Lien; or

            (l) any Lien securing Indebtedness of the Borrower or any Subsidiary in a principal amount at any time outstanding that does not exceed the amount, if any, by which (i) 5% of Consolidated Net Tangible Assets exceeds (ii) the aggregate amount of all other Indebtedness of the Borrower and its Subsidiaries outstanding at such time that is secured by Liens on Property of the Borrower and its Subsidiaries, other than Indebtedness secured by Liens permitted by paragraphs (a) through (k) above.

       6.11. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or (iii) repay loans or advances from the Borrower or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower of any of its obligations under any Loan Document.

       6.12. Financial Covenants. The Borrower on a consolidated basis with its Subsidiaries shall:

            6.12.1. Net Worth. At all times after the date hereof, maintain a minimum Net Worth of at least $750,000,000.

            6.12.2. Fixed Charge Coverage Ratio. For the twelve-month period ending on each Fiscal Quarter end, maintain a Fixed Charge Coverage Ratio of not less than 1.25:1.0.

            6.12.3. Debt to Equity Ratio. At all times after the date hereof, maintain a Debt to Equity Ratio of not more than 5.0:1.0.


                                 ARTICLE  VII

                                   DEFAULTS
                                   --------

       The occurrence of any one or more of the following events shall constitute a Default:

       7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

       7.2. Nonpayment of (a) any principal of any Note when due, or (b) any interest upon any Note or any facility or utilization fee or obligations under any of the Loan Documents within five days after the same becomes due.

       7.3. The breach by the Borrower of any of the terms or provisions of
  Section 6.2, Section 6.3(a) or Sections 6.9 through 6.12.

       7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

       7.5. The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating an amount equal to or in excess of $25,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

       7.6. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

       7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

       7.8. For any period of 60 consecutive days there shall be outstanding against the Borrower or any of its Subsidiaries any judgment(s) or order(s) for the payment of money aggregating in excess of $25,000,000, which judgments or orders have not been paid, bonded, otherwise discharged or stayed on appeal or as to which any enforcement action has been commenced.

       7.9. The Unfunded Liabilities of all Plans shall exceed in the aggregate $10,000,000.

                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
                ----------------------------------------------

       8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Majority Lenders may (or the Administrative Agent, if so directed by the Majority Lenders, shall) terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

       If, within ten Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Majority Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

       8.2. Amendments. Subject to the provisions of this Article VIII, the Majority Lenders (or the Administrative Agent with the consent in writing of the Majority Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or condition hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

            (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees (including facility fees and utilization fees) thereon;

            (b) Change the percentage specified in the definition of Majority Lenders;

            (c) Reduce the amount of or extend the date for the mandatory prepayments required under Section 2.9, or increase the amount of the Commitment of any Lender hereunder;

            (d) Extend the Facility Termination Date;

            (e)  Amend this Section 8.2;

            (f) Permit any assignment by the Borrower of its Obligations or its rights hereunder (other than an assignment of such Obligations or rights occurring by operation of law pursuant to a merger or consolidation permitted pursuant to Section 6.9).

  No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under
  Section 12.3.2 without obtaining the consent of any other party to this Agreement.

       8.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

                                  ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

       9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

       9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

       9.3. Taxes. Any stamp, documentary or similar taxes, assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

       9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

       9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the fee letter dated February 15, 1996 in favor of First Chicago.

       9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

       9.7. Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Administrative Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they arise out of the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this
  Section 9.7 shall survive the termination of this Agreement.

       9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the

Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10.  Severability of Provisions.  Any provision in any Loan
Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Administrative Agent or the Lenders is for the protection of the Administrative Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower agrees that neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith.

     9.12.  CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE
CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT

SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of First Chicago or its Affiliates.

     9.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent that it has taken such action.


                                   ARTICLE X

                           THE ADMINISTRATIVE AGENT
                           ------------------------

     10.1. Appointment. First Chicago is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent and not waived at closing, or (d) the validity, effectiveness, sufficiency, enforceability or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Majority Lenders (or, to the extent required by Section 8.2, all Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

     10.8. Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Majority Lenders shall have the right to appoint, on behalf of the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

     10.13. Co-Agents. There shall be no rights, obligations or liabilities imposed upon the Co-Agents identified on the signature pages of this Agreement by virtue of their status as such.


                                   ARTICLE XI

                            SETOFF; RATABLE PAYMENTS
                            ------------------------

     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.

                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
               -------------------------------------------------

     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or Obligations under the Loan Documents (other than an assignment of such rights or Obligations occurring by operation of law pursuant to a merger or consolidation permitted pursuant to Section 6.9), and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section 12.1, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.  Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (f) of Section 8.2.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.  Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents; provided, however, that in the case of an assignment to an entity which is not a Lender or an Affiliate of a lender, such assignment shall be in a minimum amount of $10,000,000. Such assignment shall be substantially in the form of Exhibit I hereto or in such other form as may be agreed to by the parties thereto. The consent of the Administrative Agent and, so long as no Default is continuing, the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld.

          12.3.2. Effect; Effective Date. Upon (a) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit I hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $3,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and (b) the transferor Lender shall be released with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Credit Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


                                ARTICLE XIII

                                  NOTICES
                                  -------

     13.1. Giving Notice. Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee.

     13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                            [signature pages follow]

       IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

                                 GREEN TREE FINANCIAL CORPORATION


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  500 Landmark Towers
                                           345 St. Peter Street
                                           St. Paul, MN 55102
                                           Attn:  Phyllis A. Knight

                                      Telecopy: 612/293-5695
                                      Telephone: 612/293-5770


  Commitments     $50,000,000    THE FIRST NATIONAL BANK OF CHICAGO,
  -----------                    Individually and as Administrative
                                 Agent

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  One First National Plaza
                                           Chicago, IL 60670
                                           Attn:  John F. Ide

                                 Telecopy:  312/732-6222
                                 Telephone: 312/732-5103

                  $40,000,000    FIRST BANK NATIONAL ASSOCIATION


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  First Bank Place
                                           601 Second Avenue South
                                           Minneapolis, MN 55402
                                           Attn:  Edwin D. Jenkins

                                           Telecopy:   612/973-0826
                                           Telephone:  612/973-0588


                  $35,000,000    COMERICA BANK,
                                 Individually and as Co-Agent

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  One Detroit Center
                                           500 Woodward Avenue
                                           MC 3278
                                           Detroit, MI 48226
                                           Attn: David L. Morrison

                                           Telecopy:   313/222-3330
                                           Telephone:  313/222-3808

                  $35,000,000    COMMERZBANK AG, CHICAGO BRANCH,
                                 Individually and as Co-Agent

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  311 South Wacker Drive
                                           Suite 5800
                                           Chicago, IL 60606
                                           Attn:  William Peterson

                                           Telecopy:   312/435-1486
                                           Telephone:  312/408-6913


                  $35,000,000    MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK,
                                 Individually and as Co-Agent

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  60 Wall Street
                                           New York, NY 10260-0060
                                           Attn: James F. Dwyer

                                           Telecopy:   212/648-5548
                                           Telephone:  212/648-7549

                  $30,000,000    THE BANK OF TOKYO-MITSUBISHI,
                                   LIMITED, CHICAGO BRANCH

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  115 South LaSalle Street
                                           Suite 2100
                                           Chicago, IL 60603
                                           Attn: Loan Administration

                                           Telecopy:   312/263-2555
                                           Telephone:  312/269-0430


                  $25,000,000    BANQUE NATIONALE DE PARIS


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  209 South LaSalle Street
                                           5th Floor
                                           Chicago, IL 60604
                                           Attn: Jo Ellen Bender

                                           Telecopy:   312/977-1380
                                           Telephone:  312/977-2225

                  $25,000,000    CREDIT LYONNAIS NEW YORK BRANCH


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  1301 Avenue of the Americas
                                             New York, NY 10019
                                             Attn:  Gregory Raue

                                           Telecopy:   212/261-3401
                                           Telephone:  212/261-7408

                  $25,000,000    CREDIT SUISSE


                                 By:

                                 Print Name:

                                 Title:


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  12 East 49th Street
                                             New York, NY 10017
                                             Attn:  Hazel Leslie

                                           Telecopy:   212/238-5246
                                           Telephone:  212/238-5218

                                             copy to:

                                 Address:  227 West Monroe Street
                                           40th Floor
                                           Chicago, IL 60606
                                           Attn: Tracy Toulouse

                                           Telecopy:   312/630-0359
                                           Telephone:  312/630-0086

                  $25,000,000    THE DAI-ICHI KANGYO BANK, LTD.,
                                   CHICAGO BRANCH

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  10 South Wacker Drive
                                           26th Floor
                                           Chicago, IL 60606
                                           Attn: Michael D. Pleasants

                                           Telecopy:   312/876-2011
                                           Telephone:  312/715-6361

                  $25,000,000    FIRST HAWAIIAN BANK


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  1132 Bishop Street
                                           19th Floor
                                           Honolulu, HI 96847
                                           Attn: Charles L. Jenkins

                                           Telecopy:   808/525-6372
                                           Telephone:  808/525-6289

                  $25,000,000    FIRST UNION NATIONAL BANK OF
                                   NORTH CAROLINA

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  One First Union Center TW-8
                                           Charlotte, NC 28288-0600
                                           Attn:  Sinclair Ellett

                                           Telecopy:   704/374-7102
                                           Telephone:  704/383-1418


                  $25,000,000    FIRSTAR BANK MILWAUKEE, N.A.


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  1550 East 79th Street
                                           Bloomington, MN 55425
                                           Attn:  Laura B. Pearson

                                           Telecopy:  612/854-5376
                                           Telephone: 612/851-5690

                  $25,000,000    THE FUJI BANK, LIMITED


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  225 West Wacker Drive
                                           Suite 2000
                                           Chicago, IL 60606
                                           Attn: Peter Chinnici

                                           Telecopy:  312/621-0539
                                           Telephone: 312/621-0515


                  $25,000,000    NORWEST BANK MINNESOTA,
                                   NATIONAL ASSOCIATION

                                 By:

                                 Print Name:

                                 Title:

                                 Address:  Norwest Center
                                           Sixth and Marquette
                                           Minneapolis, MN 55479-0105
                                           Attn:  Edward J. Meyer, Jr.

                                           Telecopy:  612/667-7251
                                           Telephone: 612/667-7375

                  $25,000,000    THE SUMITOMO BANK, LIMITED

                                 By:

                                 Print Name:

                                 Title:


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  4135 Multi-Foods Tower
                                           33 South 6th Street
                                           Minneapolis, MN 55402
                                           Attn: Michael J. Philippe

                                           Telecopy:  612/332-6745
                                           Telephone: 612/332-8235


                  $25,000,000    UNION BANK OF SWITZERLAND

                                 By:

                                 Print Name:

                                 Title:


                                 By:

                                 Print Name:

                                 Title:

                                 Address:  30 South Wacker Drive
                                           Chicago, IL 60606
                                           Attn:  David E. Collignon

                                           Telecopy:  312/993-5530
                                           Telephone: 312/993-5447
  Aggregate
     Commitment   $500,000,000